UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2022

FLUX POWER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-31543	86-0931332
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2685 S. Melrose Drive, Vista, California	92081
(Address of Principal Executive Offices)	(Zip Code)

877-505-3589

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value	FLUX	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New Director Appointment

On January 14, 2022, Board of Directors (the “Board”) of Flux Power Holdings, Inc. (the “Company”) increased the number of directors on the Board from five (5) to six (6). Immediately thereafter, the Board appointed Ms. Cheemin Bo-Linn to the Company’s Board. In addition, Ms. Bo-Linn was appointed as a member of the Company’s Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee (“Committees”). The Board has determined that Ms. Bo-Linn satisfies the definition of “independent director” and the requirements for service on the Board’s Committees under the NASDAQ listing standards. As a result of Ms. Bo-Linn’s appointment on the Committees, each Committee now consists of four (4) independent directors. Below is a summary of Ms. Bo-Linn’s experience.

Cheemin Bo-Linn. Ms. Bo-Linn was appointed to the Board of Directors on January 14, 2022. Ms. Bo-Linn is presently the Chief Executive Officer of Peritus Partners, Inc., a global business valuation accelerator and information technology operations and consulting company since February 2008. Ms. Bo-Linn also currently serves as a director of Data I/O Corp (Nasdaq: DAIO), a manufacturer of programming and automated device handling systems for programmable integrated circuits and security software for consumer electronics, electric automotive, and medical since December 2021, as director and audit chair of KORE Inc. (NYSE: KORE), a company specializing in wireless IoT Internet of Things (“IoT”) connectivity technology since October 2021, and as the lead independent director of Blackline Safety Corp., a Canadian public company (TSX: BLN) and global software-as-a-service (SaaS) leader in IoT connected worker technologies and gas detection since November 2020. In addition, Ms. Bo-Linn has held various executive corporate positions and been elected to the board of directors of multiple private and midcap public companies in e-commerce retail, manufacturing and distribution, telecommunications, healthcare, software as a service software, and marketing. From April 2017 to June 2021, she served as a director and audit chair of Sphere 3D Corp (NASDAQ: ANY), a company delivering containerization, virtualization, and data management solutions. From April 2017 to October 2020, she served as a director of SNOMED International, an international non-profit organization that owns SNOMED CT, a leading clinical terminology used in electronic health records. From May 2019 to January 2021, she served as a director and Chair of the Technology committee of BMC Stock Holdings, Inc., a construction supply and e-commerce company. Ms. Bo-Linn holds a Doctor of Education in “Computer-based Management Information Systems and Organizational Change” from the University of Houston.

In connection with Ms. Bo-Linn’s appointment as a director of the Company, she will enter into the Company’s standard form of indemnification agreement. Except as disclosed in this Current Report on Form 8-K, there are no arrangements or understandings with any other person pursuant to which Ms. Bo-Linn was appointed as a director of the Company. There are also no family relationships between Ms. Bo-Linn and any of the Company’s directors or executive officers. Except as disclosed in this Current Report on Form 8-K, Ms. Bo-Linn has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Ms. Bo-Linn will be eligible to receive the same compensation pursuant to the outside director compensation package approved by the Board on January 14, 2022, as disclosed below, which is in accordance with the Company’s standard arrangements for non-employee directors.

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A copy of the Company’s press release announcing the appointment of Ms. Bo-Linn is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Non-Executive Director Compensation for 2022

On January 14, 2022, pursuant to the recommendation and advice of the Compensation Committee of the Board of the Company, the Board approved the following annual compensation package for non-executive directors of the Company for calendar year 2022, from January 1, 2022 through December 31, 2022, as follows:

Name	Independent Non-Executive Director	Position	Base Retainer (cash)	Chair Fee (cash)	Lead Independent Director (cash)

Lisa Walters-Hoffert	X	Audit Chair	$50,000	$7,500	$-

Dale Robinette	X	Compensation Chair	$50,000	$5,000	$20,000

John A. Cosentino Jr.	X	Nominating Chair	$50,000	$5,000	$-

Cheemin Bo-Linn	X	Board Member	$50,000	$-	$-

Michael Johnson		Board Member	$50,000	$-	$-

Item 8.01. Other Events.

Amended Nominating and Corporate Governance Committee Charter

On January 14, 2022, the Board approved amending the Nominating and Corporate Governance Committee Charter to reflect that the Nominating and Corporate Governance Committee will consist of at least three (3) directors. The amended Nominating and Corporate Governance Charter is attached as Exhibit 99.2 to this Current Report on Form 8-K and is also posted on the Company’s website www.fluxpower.com.

The information in this Current Report on Form 8-K, including Item 8.01 and Exhibits 99.1 and 99.2 attached hereto, are furnished and shall not be deemed to be “filed” for any other purpose, including for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 9.01 Financial Statements and Exhibits.

Exhibit Index

Exhibit	Exhibit Description

99.1	Press Release dated January 19, 2022
99.2	Amended Nominating and Corporate Governance Committee Charter
104	Cover Page Interactive Data File (formatted as Inline XBRL)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flux Power Holdings, Inc. a Nevada corporation

	By:	/s/ Ronald F. Dutt
Ronald F. Dutt, Chief Executive Officer

Dated: January 21, 2022

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